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                                                                    EXHIBIT 99.2

NAVICYTE
851 East Glendale Ave.
Sparks, NV 89431

October 11, 1998

George Grass, Ph.D.
P.O. Box 1242
Tahoe City, CA 96145

Dear George:

        This letter sets forth the basic terms and conditions of your employment with NaviCyte, Inc. ("NaviCyte"). This Agreement shall be effective upon the acquisition of the issued and outstanding capital stock of NaviCyte by Trega Biosciences, Inc. ("Trega") (the "Effective Date"). By signing this letter, you will be agreeing to these terms. In addition, you agree that as of the Effective Date, this letter will supersede the terms of any current employment agreement between yourself and NaviCyte and any related companies (except insofar as confidentiality, proprietary information and assignment of intellectual property rights are concerned). It is important that you understand clearly both what your benefits are and what is expected of you by NaviCyte.

        1. Salary. You will be paid an annual base salary of $200,000 ("Base Salary"), less regular payroll deductions (payable semi-monthly), which compensates you for all hours worked.

        2. Eligibility for Bonus. You will be eligible to earn an annual bonus compensation award of up to sixty percent (60%) of your annual Base Salary contingent upon an assessment by the Compensation Committee of the Trega Board of Directors (the "Compensation Committee"), or the Trega Chief Executive Officer (the "CEO") of your annual performance, achievement of business objectives, achievement of pre-agreed targets in Trega common stock price performance and other factors that are jointly agreed upon by you and the CEO, subject to the approval of the Compensation Committee. These criteria may be changed from time to time by agreement of yourself and the CEO, subject to the approval of the Compensation Committee. To be eligible for a bonus, you must be on the NaviCyte payroll when the bonus is paid. No pro-rata payment will be made if you are not employed by NaviCyte when the bonus is paid; provided, however, in the event you are terminated without Cause (as hereinafter defined) during any year in which you shall have actually achieved goals prior to termination which would have entitled you to the payment of a bonus had you remained an employee at the time the bonus was paid, NaviCyte shall nevertheless pay you the portion of the bonus you actually earned at the time bonuses are generally paid. Even under such circumstances, however, you shall not be entitled to the payment of a bonus for the partial accomplishment of any goal.

        3. Incentive Stock Options. As soon as practicable following the Effective Date, and subject to the approval of the Compensation Committee of the Trega Board of Directors,

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you will receive a Stock Option Grant of 150,000 shares of Trega common stock issued pursuant and subject to the Trega 1996 Stock Incentive Plan (the "Plan"), a copy of which is attached hereto as Attachment A. The above-referenced options shall vest either according to the Plan or pursuant to resolution of the Compensation Committee and shall become fully vested in the event of a "Change in Control" as defined in the Plan. You may be eligible for additional stock option grants at the sole discretion of the Trega Board of Directors and the Compensation Committee.

        4. Duties. Your job title will be President, NaviCyte. Your duties generally will include responsibility for all activities relating to all business and scientific activities for NaviCyte as a wholly owned subsidiary of Trega including corporate collaborations and negotiations and integration of elements of the technical platform into Trega's technological base. You will work closely with the CEO and the Trega management team in the development and implementation of the strategic and technical planning necessary to enhance the valuation and global recognition of NaviCyte. You may be assigned other duties as needed and your duties may change from time to time on reasonable notice, based on the needs of NaviCyte and Trega and your skills, as determined by the CEO provided, however, that you will not be assigned to duties inconsistent with your position as an executive officer or which reflect a material change in your authority and responsibility with NaviCyte or its affiliates.

        As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high-quality services. You are required to follow office policies and procedures adopted from time to time by NaviCyte and Trega and to take such general direction as you may be given from time to time by the CEO. Trega and NaviCyte reserve the right to change these policies and procedures at any time. (Also see Adjustments and Changes in Employment Status.) You are required to devote your full energies, efforts and abilities to your employment, unless NaviCyte expressly agrees otherwise.

        5. Competitive Activity. You acknowledge and agree that, as of the Effective Date, the issued and outstanding capital stock of NaviCyte is being acquired by Trega (the "Merger") and, as part of the Merger, you are disposing of a significant equity interest in NaviCyte in exchange for cash and shares of the common stock of Trega. In conjunction with the Merger (e.g., to protect the investment which Trega is making in NaviCyte (including, without limitation, the goodwill with respect to the business of NaviCyte) and as part of this agreement, you agree that, at all times while you are an employee, director, or consultant of Trega, NaviCyte, or their affiliates and for a period which shall terminate on the earlier of: (i) the third anniversary of the Effective Date
(ii) the second anniversary of the Effective Date in the event you have previously terminated this Agreement for "Good Reason" (as defined in paragraph 12(d) below) or (iii) the date of your termination by NaviCyte without Cause (as defined in paragraph 12(a) below), you shall not:

               (a) carry on directly or indirectly, whether or not for compensation (as proprietor, partner, stockholder (except that a less than one percent (1%) ownership in a public corporation shall be permitted), officer, director, agent, employee, consultant,


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        trustee, affiliate or otherwise), any business which in the reasonable judgment of the Board of Directors of Trega or NaviCyte is, or as a result of your engagement or participation would become, competitive with, or adverse to any aspect of the pharmacokinetic or toxicology characterization activities conducted by NaviCyte or Trega (collectively, "the Business");

               (b) permit your name to be used by or participate in a venture carrying on any business competitive in any respect with the business of the Business;

               (c) solicit or divert, or attempt to call on, solicit or divert, any customer, partner, collaborator or associate of the Business with whom you became acquainted during your employment or affiliation with NaviCyte or Trega, either for your benefit or for the benefit of any other person, firm or corporation;

               (d) induce or attempt to induce any person who is an employee, agent or consultant of the Business to leave the employ of the Business;

               (e) Take any other action materially inimical to the interests of the Business.

        6. Adjustments and Changes in Employment Status. You understand that NaviCyte reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any promotion, salary adjustment, transfer or disciplinary action, up to and including termination (in accordance with paragraph 12 below), consistent with the needs of the business subject to the terms hereof.

        7. Hours of Work. As an exempt employee, you are expected to work the number of hours required to get the job done. However, you are generally expected to be present during normal working hours of NaviCyte. Normal working hours will be established by NaviCyte and may be changed as needed to meet the needs of the business.

        8. Proprietary Information Agreement. You will be required to sign and abide by the terms of the enclosed proprietary information agreement, which is incorporated into this Agreement by reference as Attachment B, and you may be required to execute further agreements to protect NaviCyte's and Trega's trade secrets and their rights to intellectual property. You also hereby reconfirm all prior agreements of a similar nature between you and NaviCyte.

        9. Representation and Warranty of Employee. You represent and warrant to NaviCyte and Trega that, to your knowledge, the performance of your duties will not violate any agreements with or trade secrets of any other person or entity.

        10. Employee Benefits. You will be eligible for three weeks paid vacation each calendar year. Vacation will accrue on a pro-rata basis semi-monthly. You will receive an additional vacation day for each year of service subject to Trega's vacation policy which places a cap on the number of vacation days that an employee may accumulate. You will


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also be paid for sick leave and holidays also subject to Trega's policies. You will be provided with health insurance benefits and dental insurance benefits, as provided in our benefit plans. You will be eligible to participate in Trega's 401(k) retirement savings plan and Trega's flexible spending account. These benefits may change from time to time. You will be covered by workers' compensation insurance and State Disability Insurance, as required by state law. You will be reimbursed for reasonable business expenses, which are submitted in a timely fashion, pursuant to Trega's expense reimbursement policy.

        11. Additional Benefits. You will be provided with the following additional benefits: You will be reimbursed for reasonable relocation expenses for (i) the move of your household goods from Tahoe City, California to San Diego; (ii) a pre-move house hunting trip; (iii) temporary living quarters and temporary transportation for up to thirty (30) days; and (iv) specific costs relating to the sale and purchase of your primary residence as pre-approved by NaviCyte. Any payments made to you or third parties on your behalf for relocation, other than the moving of household goods and travel, are required to be included in your gross earnings for the year. NaviCyte agrees to pay you a cash bonus "grossed up" to compensate you for the taxes you will be required to pay on this additional income.

        12. Termination and Severance Benefits.

        (a) NaviCyte and you each retain the right to terminate this Agreement with or without Cause at any time. In the event of a termination without Cause, you shall be entitled to the following severance benefits:

               (i) Continuation of your then current rate of Base Salary in paragraph 1 for a period not to exceed two years from the Effective Date. For example, if you were terminated without Cause 20 months after the Effective Date, you would be entitled to an additional four months of salary continuation. The severance pay will be paid in semi-monthly installments, unless the parties mutually agree otherwise;

               (ii) Immediate vesting of the option referred to in paragraph 3 (which, except to the extent already vested, shall thereupon become a non-qualifying stock option) for a period not to exceed the longer of thirty (30) days from the date of termination or two years from the Effective Date; and,

               (iii) If you elect continuation of your health insurance under a law known as COBRA, NaviCyte shall make the premium payments for you for a period of 12 months from your date of termination, unless you qualify for other comparable coverage prior to the end of the 12 months.

        You shall not be entitled to any other unvested benefits of employment, except to the extent expressly set forth herein.

        (b) In the event of termination of this Agreement for Cause, you shall not be entitled to severance or any other unvested benefits. Cause for the purposes of this Agreement shall mean (i) your failure to achieve minimum goals (as distinguished from bonus


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criteria) agreed upon by the CEO or the Board of Directors of Trega and you;
(ii) your failure to perform your job or neglect of your responsibilities for 30 days following notice of such failure or neglect setting forth with reasonable particularity the items of failure or neglect; (iii) your violation of NaviCyte or Trega policy set forth in NaviCyte's or Trega's employee policy manuals from time to time; (iv) insubordination; (v) your failure to devote your full working time and energy to your obligations under this Agreement; (vi) your negligence in failing to protect NaviCyte's or Trega's trade secrets; (vii) your conviction of a felony or misdemeanor or your engaging in acts of moral turpitude; (viii) your engaging in other conduct injurious to NaviCyte or Trega.

        (c) Voluntary Termination, Death or Disability. In the event you terminate your employment with NaviCyte without "Good Reason" as defined below of your own volition or as a result of death or disability, such termination will have the same consequences as a termination for Cause under subparagraph
(b) above. A resignation requested by the Board of Directors of Trega or NaviCyte shall in no way be deemed a voluntary termination.

        (d) Termination for "Good Reason". You may terminate this Agreement for "Good Reason" by providing NaviCyte written notice of termination of this Agreement with a copy delivered at the same time to Trega. You agree that your right to terminate the Agreement for Good Reason will be deemed to be waived by your failure to provide the notice required under this paragraph within thirty
(30) days of the event constituting Good Reason. For purposes of this Agreement, Good Reason means:

               (i) at a time when your job performance is satisfactory as reflected in your performance appraisals, a reduction in your annual base salary below the amount reflected in paragraph 1 above or a material adverse change in your benefits, unless such reduction or change is part of an action to reduce the salaries or change the benefits of NaviCyte or Trega executives generally and such reduction or change applied to you is consistent with other reductions or changes in such action;

               (ii) the failure of any successor to NaviCyte or a purchaser of all or substantially all of NaviCyte's assets to perform this Agreement;

               (iii) your assignment to duties inconsistent with your position as an executive officer of NaviCyte or which reflect a material change in your authority and responsibility with NaviCyte, its affiliates or any successor at a time when your job performance is satisfactory as reflected in your performance appraisals.

        (e) Release of Claims. As a condition to the receipt of the payments described in subparagraph (a) above, you shall be required to execute a release of all claims arising out of or related to your employment or the termination thereof, including, but not limited to, any claim of discrimination under state or federal law, but excluding claims for indemnification from NaviCyte or Trega under any indemnification agreement, certificates of incorporation or by-laws of NaviCyte or Trega or applicable law, or claims for directors and officers' insurance coverage, if any.


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        13. Dispute Resolution Procedure. You and NaviCyte ("the parties ")
agree that any dispute arising out of or related to the employment relationship between them, including the termination of that relationship and any allegations of unfair or discriminatory treatment arising under state or federal law or otherwise, shall be resolved by final and binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy, or where paragraph (g) below specifically allows a different remedy. The following dispute resolution procedure shall apply:

        (a) The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

        (b) The responding party shall furnish a statement of the relief, if any, that it is willing to provide, and the witnesses or documents that support its position as to the appropriate action. The parties can mutually agree to waive this step. If the matter is not resolved at this step, the parties shall submit the dispute to nonbinding mediation before a mediator to be jointly selected by the parties. NaviCyte will pay the cost of the mediation.

        (c) If the mediation does not produce a resolution of the dispute, the parties agree that the dispute shall be resolved by final and binding arbitration. The parties shall attempt to agree to the identity of an arbitrator, and, if they are unable to do so, they will obtain a list of arbitrators from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list.

        (d) The arbitrator shall have the authority to determine whether the conduct complained of subparagraph (a) of this paragraph violates the rights of the complaining party and, if so, to grant any relief authorized by law, subject to the exclusions of paragraph (g) below. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of any employment agreement between the parties. In addition, the arbitrator shall not have the authority to require NaviCyte or Trega to change any lawful policy or benefit plan.

        (e) The hearing shall be transcribed. NaviCyte shall bear the costs of the arbitration if you prevail. If NaviCyte prevails, you will pay half the cost of the arbitration or $500, whichever is less. The prevailing party in any such arbitration shall be entitled to recover its actual reasonable attorneys' fees in connection with the arbitration and the enforcement of the arbitrator's award.

        (f) ARBITRATION SHALL BE THE EXCLUSIVE FINAL REMEDY FOR ANY DISPUTE BETWEEN THE PARTIES, INCLUDING BUT NOT LIMITED TO DISPUTES INVOLVING CLAIMS FOR DISCRIMINATION OR HARASSMENT (SUCH AS CLAIMS UNDER THE FAIR EMPLOYMENT AND HOUSING ACT, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT, OR THE AGE DISCRIMINATION IN EMPLOYMENT ACT), WRONGFUL TERMINATION, BREACH OF CONTRACT, BREACH OF PUBLIC POLICY, PHYSICAL OR MENTAL HARM OR DISTRESS OR ANY OTHER DISPUTES, AND THE PARTIES AGREE THAT NO DISPUTE SHALL BE SUBMITTED TO ARBITRATION WHERE THE PARTY CLAIMING TO BE AGGRIEVED HAS NOT COMPLIED WITH THE PRELIMINARY STEPS PROVIDED FOR IN SUBPARAGRAPHS (a)

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AND (b) ABOVE, EXCEPT THAT DISPUTES WITH AN AMOUNT OF LESS THAN $25,000 NEED NOT
BE SUBMITTED TO MEDIATION.

        (g) The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement, so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; provided however, that either party may bring an action, including but not limited to an action for injunctive relief, in a court of competent jurisdiction regarding or related to matters involving NaviCyte's or Trega's confidential, proprietary or trade secret information, or regarding or related to inventions that you may claim to have developed prior to joining NaviCyte or after joining NaviCyte, pursuant to California Labor Code section 2870 ("Disputes Related to Inventions"). The parties further agree that for Disputes Related to Inventions which the parties have elected to submit to arbitration, each party retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

        14. Integrated Agreement. Please note that this Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. It constitutes the full, complete and exclusive agreement between you and NaviCyte with respect to the subject matters herein. This Agreement cannot be changed unless in writing, signed by you and the then current Chairman of the Board of NaviCyte.

        15. NaviCyte is a Third Party. Since NaviCyte will be a wholly-owned subsidiary of Trega from the Effective Date, it is intended that Trega shall be a third-party beneficiary for purposes of this Agreement.

        16. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

        In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me. The other copy is for your records. If there is any matter in this letter which you wish to discuss further, please do not hesitate to speak to me.

                                  Very Truly yours,

                                  NaviCyte, Inc.


                                  By: /s/  GEORGE M. GRASS
                                      ------------------------------------------
                                      George M. Grass, Ph.D.
                                  Title: President
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I agree to the terms of employment set forth in this Agreement.



/s/  George M. Grass                                    11/10/98
--------------------------------                    ------------------
George M. Grass, Ph.D.                                    Date

* The exhibits and schedules have been omitted from this Agreement as filed with the Securities and Exchange Commission (the "SEC"). The omitted information is considered immaterial from an investor's perspective. Trega will furnish supplementally a copy of any of the documents to the SEC upon request of the SEC.

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